Exhibit 99.1

L & S LIGHT & STRONG LTD.

CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION

	June 30,	December 31,
	2015	2014
	Unaudited	audited
	US $ in thousands
CURRENT ASSETS:
Cash and cash equivalents	209	314
Restricted bank deposit	40	39
Trade accounts receivable	456	678
Other accounts receivable	75	116
Income tax refundable	38	38
Inventories	577	801
	1,395	1,986

NON-CURRENT ASSETS:
Fixed assets, net	552	564

	1,947	2,550

CURRENT LIABILITIES:
Trade accounts payable	299	515
Other accounts payable	359	301
	658	816

LONG-TERM LIABILITIES:
Related parties loan payable	2,302	1,959
Severance pay liability, net	61	51
	2,363	2,010
CONTINGENT LIABILITIES AND COMMITMENTS

CAPITAL DEFICIENCY:
Share capital	482	482
Share premium	5,366	5,346
Reserves	1,675	1,022
Accumulated deficit	(8,597)	(7,126)
	(1,074)	(276)

	1,947	2,550

The accompanying notes are an integral part of the condensed interim financial statements.

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L & S LIGHT & STRONG LTD.

 CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Six months ended June 30,		Three months ended June 30,
	2015	2014	2015	2014
	Unaudited		Unaudited
	US $ in thousands		US $ in thousands

Revenues	1,953	2,185	918	1,082
Cost of revenues	(1,998)	(1,914)	(1,030)	(980)

Gross profit (loss)	(45)	271	(112)	102

Research and development expenses	(751)	-	(624)	-
Selling and marketing expenses	(42)	(31)	(22)	(16)
General and administrative expenses	(339)	(164)	(218)	(79)

Operating income (loss)	(1,177)	76	(976)	7

Financial expenses	(294)	(116)	(164)	(64)
Financial expenses, net	(294)	(116)	(164)	(64)

Net loss for the period	(1,471)	(40)	(1,140)	(57)

Other comprehensive loss:
Foreign currency translation differences	(36)	(27)	(34)	(37)

Total comprehensive loss for the period	(1,507)	(67)	(1,174)	(94)

Basic and diluted profit (loss) per share	(0.03)	(0.02)	(0.02)	(0.03)
Weighted average shares	52,743,476	1,829,467	52,744,661	1,829,467

The accompanying notes are an integral part of the condensed interim financial statements.

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L & S LIGHT & STRONG LTD.

 CONDENSED INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

	Share capital	Share premium	Accumulated deficit	Share based compensation capital reserve	Foreign currency translation reserve	Shareholders transaction reserve	Remeasurement of defined benefit liability reserve	Total
	US $ in thousands

BALANCE AT DECEMBER 31, 2014	482	5,346	(7,126)	-	(176)	1,180	18	(276)

CHANGES DURING SIX MONTHS ENDED JUNE 30, 2015:
Loss for the period	-	-	(1,471)		-	-	-	(1,471)
Other comprehensive loss	-	-	-		(36)	-	-	(36)
Total comprehensive loss for the period	-		(1,471)		(36)	-	-	(1,507)
Share based compensation to employees and service providers	-	-	-	689	-	-	-	689
Shares issued for cash	-	1	-		-	-	-	1
Shares issued for services	-	19	-		-	-	-	19

BALANCE AT JUNE 30, 2015 (Unaudited)	482	5,366	(8,597)	689	(212)	1,180	18	(1,074)

The accompanying notes are an integral part of the condensed interim financial statements.

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L & S LIGHT & STRONG LTD.

 CONDENSED INTERIM STATEMENTS OF CASH FLOWS

	Six months ended June 31,
	2015	2014
	Unaudited
	US $ in thousands
Cash flows from operating activities:
Net loss for the period	(1,471)	(40)
Adjustments necessary to present cash flows from operating activities:

Expenses (income) not involving cash flows:

Share based compensation to employees and service providers	689	-
Shares issued for services	19	-
Depreciation	38	41
Increase in severance pay liability, net	8	9
	754	50

Changes in operating asset and liability items:
Decrease (increase) in trade accounts receivable	235	(192)
Decrease (increase) in other accounts receivable	43	36
Decrease (increase) in inventory	241	106
Increase (decrease) in trade accounts payable	(223)	(70)
Increase (decrease) in other accounts payable	46	(104)
	342	(224)

Tax payments	-	(32)

Net cash used in operating activities	(375)	(246)

The accompanying notes are an integral part of the condensed interim financial statements.

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L & S LIGHT & STRONG LTD.

 CONDENSED INTERIM STATEMENTS OF CASH FLOWS

	Six months ended June 31,
	2015	2014
	Unaudited
	US $ in thousands
Cash flows from investing activities:

Purchase of fixed assets	(10)	(8)

Net cash used in investing activities	(10)	(8)

Cash flows from financing activities:

Proceeds from share issued for cash	1	-
Proceeds from related party loans	270	137

Net cash provided by financing activities	271	137

Decrease in cash and cash equivalents	(114)	(117)

Effect of changes in exchange rates on cash balances in foreign currencies	9	1

Cash and cash equivalents at beginning of period	314	184

Cash and cash equivalents at end of period	209	68

The accompanying notes are an integral part of the condensed interim financial statements.

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L & S LIGHT AND STRONG LTD.

 NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

1.	GENERAL

Since inception, the company has incurred cumulative losses and negative cash flows from operating activities. The company has an accumulated deficit of $ 8,597 thousand and $ 7,126 thousand as of June 30, 2015 and December 31, 2014, respectively.

2.	BASIS OF PRESENTATION

The Company's condensed interim financial statements for the six months ended June 30, 2015 and 2014 (the “Condensed Interim Financial Statements”) have been prepared in accordance with International Accounting Standard 34, “Interim Financial Reporting”. The Condensed Interim Financial Statements should be read in conjunction with the annual financial statements as of December 31, 2014 and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). These Condensed Interim Financial Statements, which are unaudited, do not include all disclosures required for annual financial statements prepared in accordance with IFRS. The results of operations for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

In preparing the condensed interim financial statements, the significant judgments made by management in applying the group’s accounting policies and the key sources of estimation uncertainty were the same as those applied to the consolidated financial statements for the year ended December 31, 2014.

The accounting policies and calculation methods applied in the preparation of the Condensed Interim Financial Statements are consistent with those applied in the preparation of the 2014 Annual Financial Statements.

3.	SHARE-BASED PAYMENTS

The Company operates an equity-settled, share-based compensation plan, under which the Company receives services from employees and service providers for equity instruments of the Company. The fair value of such services received in exchange for the grant of the equity instruments is recognized as an expense.

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L & S LIGHT AND STRONG LTD.

 NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

3.	SHARE-BASED PAYMENTS (cont,)

The total amount recognized as an expense over the vesting period of options granted to employees and service providers (the period during which all vesting conditions are expected to be met) was determined as follows:

1)	Share based payments granted to employees — by reference to the grant date fair value of the equity instruments granted.

2)	Share based payments granted to service providers — by reference to the fair value of the services received by the Company.

At the end of each reporting period, the Company revises its estimates of the number of equity instruments that are expected to vest based on the vesting conditions, and recognizes the impact of the revision of original estimates, if any, in profit or loss, with a corresponding adjustment to share-based compensation capital reserve.

When the equity instruments are exercised, the proceeds received net of any directly attributable transactions costs are credited to share capital and additional paid-in capital.

Options to employees and service providers:

In February 2015, the Company’s Board of Directors approved a grant of 2,530,143 options to certain employees of the Company. Each option shall be exercisable into one Ordinary Share of the Company at an exercise price of $0.237. The options contractual term is 7 years and are expected to vest in several installments over 1 – 3 years. As of the grant date, the fair value of these options was estimated at approximately $319 thousand.

In May 2015, the Company’s Board of Directors approved a grant of 2,302,332 options to a service provider. Each option shall be exercisable into one Ordinary Share of the Company with no additional exercise price. The options vested on the grant date. The fair value of these options was estimated at approximately $545 thousand.

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